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EXHIBIT 21    SUBSIDIARIES OF THE REGISTRANT

The Subsidiaries of Commercial BancShares, Incorporated are:


  Name of Company                                State of Incorporation
----------------------------------------------   ----------------------
 . Commercial Banking and Trust Company               West Virginia

 . Jackson County Bank                                West Virginia

 . Farmers and Merchants Bank of Ritchie County       West Virginia

 . The Dime Bank                                      Ohio

 . Union Bank of Tyler County                         West Virginia

 . The Community Bank                                 West Virginia

 . The Bank of Paden City                             West Virginia

 . Hometown Insurance Agency, Inc. [Inactive]         West Virginia

 . CommBanc Investments, Inc.                         Ohio

 . Hometown Finance Company                           West Virginia

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